Exhibit 4.3

Execution Version

INVESTOR RIGHTS AGREEMENT

between

FIRST AMERICAN FINANCIAL HOLDINGS, INC.

and

GOLDMAN, SACHS & CO.,

dated as of

February 15, 2007

i

SECTION 9 MISCELLANEOUS		15

9.1	Subsequent Agreements	15
9.2	Transfer of Registration Rights	16
9.3	Termination of the Company’s Obligations	16
9.4	Governing Law	16
9.5	Assignment; Successors and Assigns	16
9.6	Entire Agreement	16
9.7	Notices, etc	16
9.8	Delays or Omissions	17
9.9	Severability	17
9.10	Specific Performance	17
9.11	Titles and Subtitles	18
9.12	Counterparts	18

ii

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT dated as of February 9, 2007, between FIRST AMERICAN FINANCIAL HOLDINGS, INC., a Tennessee corporation (the “Company”), and Goldman, Sachs & Co., a New York limited partnership (the “Investor”).

WHEREAS, the Investor and the Company have entered into a certain subscription agreement dated as of February 9, 2007 (the “Subscription Agreement”);

WHEREAS, as a result of the transactions contemplated in the Subscription Agreement, the Investor will be the record or beneficial holder of a portion of the Registrable Securities (as defined below); and

WHEREAS, in order to induce the Investor to enter into the Subscription Agreement, the Company has agreed to grant to the Investor the rights set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

As used in this Agreement, the following defined terms shall have the following meanings:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, as in effect on the date hereof, but shall be deemed not to include the Company and its subsidiaries.

“Agreement” means this Investor Rights Agreement, as amended, supplemented or otherwise modified from time to time.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of Tennessee or the United States of America.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, no par value per share.

“Company” has the meaning set forth in the preamble hereto and also includes the Company’s successors and permitted assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale to the public of Common Stock for the account of the Company or shareholders of the Company after which there is an active trading market in such shares of Common Stock (it being understood that an active trading market shall be deemed to exist if the shares of Common Stock are listed on a national securities exchange.

“Investor” has the meaning set forth in the preamble hereto and also includes the Investor’s successors and permitted assigns.

“New Securities” means equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities.

“Other Securities” has the meaning set forth in Section 3.1.

“Person” means any individual, firm, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

“Prospectus” means the prospectus included in the Registration Statement including, without limitation, any preliminary prospectus, and any such prospectus as supplemented by any prospectus supplement with respect to the terms of the offering of any of the Registrable Securities, and by all other amendments and supplements to such prospectus, and in each case including, without limitation, all documents incorporated by reference therein.

“register”, “registered”, and “registration” refer to a registration of Registrable Securities effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registrable Securities” means any and all of (i) the shares of Common Stock issued and sold to the Investor pursuant to the Subscription Agreement, and (ii) any securities issuable or issued or distributed in respect of any of the securities identified in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise; provided however, that a security ceases to be a Registrable Security when it is no longer a Restricted Security or when it is transferred by the Investor in a transaction other than to a Person specified in clauses (i) and (ii) of Section 9.5.

“Registration Expenses” means any and all reasonable out-of-pocket expenses incident to performance of or compliance with this Agreement, including, without limitation, (i) all Commission, National Association of Securities Dealers Inc. (“NASD”) and securities exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or “blue sky” laws (including, without limitation, fees and disbursements of counsel for any underwriters in connection with “blue sky” qualifications of the Registrable Securities), (iii) all processing, printing, copying, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange, (v) all fees and disbursements of counsel for the Company and of its independent public accountants, and (vi) the reasonable fees and expenses of any special experts retained by the Company in connection with a registration under this Agreement, but excluding Selling Expenses.

“Registration Statement” means a registration statement filed under the Securities Act providing for the registration of, and the sale by the holders of, any Registrable Securities, filed by the Company pursuant to the provisions of Section 2 or 3 of this Agreement, including, without limitation, any amendments and supplements to such Registration Statement, including, without limitation, post-effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement.

“Restricted Security” means any security or share of Common Stock, including, without limitation, securities or shares of Common Stock issuable upon conversion thereof, except any such security or share of Common Stock which (i) has been effectively registered under the Securities Act and sold in a manner contemplated by the applicable Registration Statement, (ii) has been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or (iii) has had its registration rights terminated pursuant to Section 9.3.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes, if any, applicable to the sale of Registrable Securities by the Investor, and all fees and disbursements of counsel for the Investor.

“Subscription Agreement” has the meaning set forth in the recitals hereto.

“Suspension Event” has the meaning set forth in Section 2.2(c).

“underwriter” means any underwriter of Registrable Securities in connection with an offering thereof under a Registration Statement.

SECTION 2

DEMAND REGISTRATION RIGHTS

2.1 Notice and Registration. Upon written notice from the Investor provided no earlier than twelve months after the Initial Public Offering, requesting that the Company effect the registration under the Securities Act of (i) all of the Registrable Securities then held by the Investor or (ii) a number of Registrable Securities equal to at least the lesser of (A) 25% of the Registrable Securities issued and sold to the Investor pursuant to the Subscription Agreement, and (B) the number of Registrable Securities which, upon the completion of the proposed offering, will result in aggregate gross proceeds to the Investor of at least $20,000,000, which notice shall specify the intended method or methods of disposition of such Registrable Securities (each such notice, a “Request”), the Company shall use all commercially reasonable efforts to file (at the earliest practicable date and in any event within sixty (60) days of such request) a registration statement on any such form that is then available to the Company under the Securities Act, registering such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such Request. The Investor shall have the right to make only one Request within any 12-month period; provided however, that a Request that has been withdrawn pursuant to Section 2.2 shall not be deemed to constitute a Request for purposes of the foregoing limitation. No registration of Registrable Securities under this Section 2 shall relieve the Company of its obligation (if any) to effect registrations of Registrable Securities pursuant to Section 3. In no event shall the Company be required to initiate more than three registrations pursuant to this Section 2.

2.2 Limitations on Demand Registration Rights. If, while a Request is pending pursuant to this Section 2, the Company determines in the good faith judgment of the Board of Directors of the Company, with the advice of counsel, that the filing of a Registration Statement or the declaration of effectiveness (i) would require the disclosure of material non-public information the disclosure of which would have a material adverse effect on the Company or would otherwise adversely affect a material financing, acquisition, disposition, merger, reorganization or other comparable transaction involving the Company, or (ii) would otherwise adversely affect a public offering of shares of Common Stock or other equity securities of the Company for the account of the Company; (provided that the Board of Directors of the Company has previously authorized the Company to proceed with such an offering and the Company is using its commercially reasonable efforts to promptly complete such public offering, (such circumstances being referred to collectively as a “Suspension Event”), the Company shall deliver a certificate to such effect signed by the principal or chief executive officer or principal financial officer of the Company to the Investor and the Investor shall have the right (but not the obligation) to withdraw such Request, Whether the Investor withdraws such Request or not, the Company shall not be required to file a registration statement pursuant to this Section 2 until (A) with respect to the Suspension Event described in clause (i) above, the earlier of the date upon which such material information is disclosed to the public or ceases to be material or 120 days after the Company makes such good faith determination, or (B) with respect to the Suspension Event described in clause (ii) above, 120 days after the Company makes such good faith determination; provided however, that in no event shall Suspension Events be permitted to take effect more than once in any 12-month period.

2.3 Registration Expenses. The Company shall pay all (and will promptly reimburse to the Investor to the extent it has borne any) Registration Expenses other than any Selling Expenses with respect to any registration of Registrable Securities pursuant to this Section 2, regardless of whether the Registration Statement filed in connection with such registration becomes effective; provided, however, that the Registration Expenses shall not be required to be paid by the Company if the registration proceeding began pursuant to Section 2.1 and the registration request was withdrawn by the Investor (in which case the Investor shall be solely responsible for the payment of the Registration Expenses incurred as a result of such request). The Investor shall pay all Selling Expenses applicable to the sale of Registrable Securities by the Investor.

SECTION 3

PIGGY-BACK REGISTRATION

3.1 Notice and Registration. If, but without any obligation to do so, the Company proposes to register, including, without limitation, in connection with the Initial Public Offering, any shares of Common Stock or other securities issued by it (“Other Securities”) for public sale under the Securities Act (whether proposed to be offered for sale by the Company or by any other Person) on a form and in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give prompt written notice to the Investor of its intention to do so, which notice the Investor shall keep confidential, and upon the written request of the Investor delivered to the Company within twenty Business Days after the giving of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by the Investor and the intended method of disposition thereof) the Company will use its commercially reasonable efforts to effect, in connection with the registration of the Other-Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Investor, to the extent required to permit the disposition (in accordance with the intended method or methods thereof as aforesaid) of Registrable Securities so to be registered; provided, that:

(a) if, at any time after giving such written notice of its intention to register any Other Securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register the Other Securities, the Company may, at its election, give written notice of such determination to the Investor and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities (but not from its obligation to pay Registration Expenses other than Selling Expenses to the extent incurred in connection therewith as provided in Section 3.2), without prejudice, however, to the rights (if any) of the Investor immediately to request that such registration be effected as a registration under Section 2;

(b) the Company will not be required to effect any registration of Registrable Securities requested to be registered pursuant to this Section 3 if the Company shall have been advised in writing (with a copy to the Investor) by a nationally recognized independent investment banking firm selected by the Company to act as lead underwriter in connection with the public offering of securities by the Company that, in such firm’s opinion, the registration of such Registrable Securities at that time would jeopardize the success of the offering of securities by the Company; provided however, that if an offering of some but not all of the shares requested to be registered pursuant to this Section 3 would not jeopardize the success of the offering of securities by the Company, the aggregate number of shares requested to be included in such offering by the Investor shall be reduced accordingly with such shares being allocated among the Investor and any Permitted Transferee(s) (as hereinafter defined) in proportion (as nearly as practicable and rounded to the nearest 100 shares) to the number of Registrable Securities owned by the Investor and such Permitted Transferee(s); further provided, however, that, notwithstanding the foregoing, in no event shall the number of Registrable Securities to be included in such offering on behalf of the Investor be reduced to less than 30% of the shares of Common Stock purchased by the Investor pursuant to the Subscription Agreement (after adjustment for stock dividends, stock splits or other recapitalizations, if any); and

(c) the Company shall not be required to effect any registration of Registrable Securities under this Section 3 incidental to the registration of any of its securities (i) on Form S-8 or any successor form to such Form or in connection with any employee or director welfare, benefit or compensation plan, (ii) on Form S-4 or any successor form to such Form or in connection with an exchange offer, (iii) in connection with a rights offering exclusively to existing holders of Common Stock, (iv) in connection with an offering solely to employees of the Company or its subsidiaries, or (v) relating to a transaction pursuant to Rule 145 of the Securities Act.

No registration of Registrable Securities effected under this Section 3 shall relieve the Company of its obligation (if any) to effect registrations of Registrable Securities pursuant to Section 2.

3.2 Registration Expenses. The Company shall pay all (and will promptly reimburse to the Investor to the extent it has borne any) Registration Expenses other than Selling Expenses with respect to any registration of Registrable Securities pursuant to this Section 3, regardless of whether the Registration Statement filed in connection with such registration becomes effective. The Investor shall pay all Selling Expenses applicable to the sale of Registrable Securities by the Investor.

SECTION 4

REGISTRATION PROCEDURES

4.1 Registration and Qualification. If and whenever the Company is required to use its commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 or 3, the Company will, as promptly as is practicable, as applicable:

(a) prepare, file and use its commercially reasonable efforts to cause to become effective a Registration Statement under the Securities Act regarding the Registrable Securities to be offered;

(b) prepare and file with the Commission such amendments and supplements to such Registration Statement and Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Investor set forth in such Registration Statement or the expiration of 120 days after such Registration Statement becomes effective;

(c) furnish to the Investor and to any underwriter of such Registrable Securities such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including, without limitation, all exhibits), such number of copies of the Prospectus included in such Registration Statement (including, without limitation, each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such

Registration Statement or Prospectus, and such other documents as the Investor or such underwriter may reasonably request in order to facilitate its disposition of the Registrable Securities;

(d) use its commercially reasonable efforts to register or qualify ail Registrable Securities covered by such Registration Statement under such other securities or “blue sky” laws of such jurisdictions as the Investor or any underwriter of such Registrable Securities shall reasonably request, and do any and all other acts and things which may be reasonably requested by the Investor or any underwriter to consummate the disposition in such jurisdictions of the Registrable Securities covered by such Registration Statement, except the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any jurisdiction where it is not then subject to taxation, or to consent to general service of process in any jurisdiction where it is not then subject to service of process;

(e) use its commercially reasonable efforts to cause the Registrable Securities covered by such Registration Statement to be listed on each national securities exchange on which the Common Stock is then listed, if the listing of such securities is then permitted under the rules of such exchange;

(f) use its commercially reasonable efforts to (i) cause to be furnished to the Investor an opinion of counsel for the Company, addressed to the Investor, dated the date of the closing under the underwriting agreement but only if such an opinion is also being furnished to an underwriter in connection with such registration, (ii) cause to be furnished to the Investor, addressed to it, a “comfort letter” signed by the independent public accountants who have certified the Company’s financial statements included in such Registration Statement but only if such comfort letter is also being furnished to an underwriter in connection with such registration, each such document to be in substantially the same form as is given to an underwriter in connection with such registration, (iii) indemnify the Investor and its Affiliates in relation to substantially the same matters and on substantially the same terms and conditions as is customary for underwriters in underwritten public offerings of securities to be indemnified for and such other matters as the Investor may reasonably request; and (iv) not include or incorporate by reference in such Registration Statement any disclosure or information concerning or relating to the Investor or any of its Affiliates without the prior consent of the Investor;

(g) promptly notify the Investor at any time when a Prospectus relating to a registration pursuant to Section 2 or 3 hereof is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of the Investor prepare and furnish to the Investor as many copies of a supplement to or an amendment of such Prospectus as the Investor reasonably requests so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(h) promptly notify the Investor of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement filed pursuant to Section 2 or 3 hereof or the initiation of any proceedings for that purpose and take every commercially reasonable effort to obtain the withdrawal of any such stop order. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2, 3 and 4 of this Agreement that the Investor shall furnish to the Company such information regarding the Investor, the Registrable Securities and the proposed method of distribution of the Registrable Securities as the Company may from time to time reasonably request in writing or as shall be required by law or by the Commission in connection with any registration, and the Investor shall promptly notify the Company of the distribution of such securities.

4.2 Underwriting.

(a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested hereunder, the Company will enter into and perform its obligations under an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Section 8 hereof. The Investor shall, if requested by such underwriters, be party to any such underwriting agreement and shall make representations and warranties and covenants customary of selling shareholders therein. Notwithstanding the foregoing, the Investor may elect, in writing prior to the effective date of the Registration Statement filed in connection with such registration, not to register such Registrable Securities in connection with such registration.

(b) In the event that any registration pursuant to Section 3 hereof shall involve, in whole or in part, an underwritten offering, the Company may require Registrable Securities requested to be registered pursuant to Section 3 to be included in such underwriting on the same terms and conditions as shall be applicable to the Other Securities being sold through underwriters under such registration. In such case, the holders of Registrable Securities on whose behalf Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement. Such agreement shall contain such representations and warranties and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Section 8.

(c) In the event that Keefe, Bruyette & Woods, Inc., or any affiliate thereof, does not exercise any right of first refusal it may have to underwrite the sale of the Registrable Securities pursuant to the terms of that certain Placement Agreement dated as of February 15, 2007 by and between the Company and Keefe, Bruyette & Woods, Inc., then, in the event that any registration pursuant to Section 2 hereof shall involve, in whole or in part, an underwritten offering, the Investor shall have the right to select the underwriters for such underwritten offering, which underwriters shall be reasonably acceptable to the Company. In such event, the underwriting agreement shall contain such representations and warranties of the Company and the Investor and such other terms and provisions as are customarily contained in underwriting agreements with respect secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Section 8.

4.3 Qualification for Rule 144 Sales. The Company shall use its commercially reasonable efforts to take such measures and file such information, documents and reports as shall be required by the Commission as a condition to the availability of Rule 144 under the Securities Act so as to enable the Investor to sell Registrable Securities without registration under the Securities Act and, upon the written request of the Investor, the Company will promptly deliver to the Investor a written statement as to whether it has complied with such filing requirements. In connection with any sale, transfer or other disposition by the Investor of any Registrable Securities pursuant to Rule 144 under the Securities Act, upon delivery to the Company of an opinion of legal counsel that (to the Company’s reasonable satisfaction) is knowledgeable in securities laws matters to the effect that such disposition of Registrable Securities may be effected without registration under the Securities Act, the Company shall reasonably cooperate with the Investor to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any Securities Act legend, and enable certificates for such Registrable Securities to be for such number of shares and registered in such names as the Investor may reasonably request at least five Business Days prior to any sale of Registrable Securities hereunder.

4.4 “Market Stand Off” Agreement. The Investor hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Public Offering or other registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, Form SB-2 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days in any event, which period may be extended upon the request of the managing underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 90- day lockup period) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock originally purchased by the Investor pursuant to the Subscription Agreement (the “Original Securities”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Original Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Original Securities or other securities, in cash, or otherwise. The foregoing provisions of this Section 4.4 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Investor only if all executive officers and directors of the Company are subject to at least the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4.4 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4.4 or that are necessary to give further effect thereto. For the avoidance of doubt, in no event shall the Investor or any Affiliate of the Investor be restricted from selling or otherwise disposing of any securities of the Company other than the Original Securities by the terms hereof.

SECTION 5

INFORMATION RIGHTS

5.1 Delivery of Financial Statements. The Company shall deliver to the Investor:

(a) as soon as practicable, but in any event within ninety days (90) after the end of each fiscal year of the Company, a balance sheet as of the last day of such year and an income statement and a statement of stockholders’ equity and cash flows for such year, prepared in accordance with GAAP consistently applied, and audited and certified by independent public accountants selected by the Company;

(b) as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, an unaudited balance sheet and a statement of stockholders’ equity and cash flows as of the end of such fiscal quarter, prepared in accordance with GAAP consistently applied (except that such financial statements may (i) be subject to year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) with respect to the financial statements called for in subsections (a) and (b) of this Section 5.1, an instrument signed by and certifying that such financials were prepared in accordance with GAAP consistently applied with the Company’s prior practice for earlier periods (in the case of Section 5.1(b), with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, subject to year end audit adjustment (in the case of Section 5.1(b) only);

(d) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated to provide information under this Section 5.1 (d) that is a trade secret or confidential information, or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and

(e) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its Affiliates, if any; provided, however, that the Company shall not be obligated to provide information under Section 5.1(d) or Section 5.1(e) that is a trade secret or confidential information, or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

5.2 Preparation; Reasonable Investigation. In connection with the preparation and filing of each Registration Statement registering the Investor’s Registrable Securities under the Securities Act, the Company will give the Investor and the underwriters, if any, and their respective counsel and accountants, drafts of such Registration Statement for their review and comment prior to filing and such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Investor and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, subject in all cases to mutually acceptable confidentiality arrangements.

5.3 Confidentiality. The Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company to the extent such information specifically relates to the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.3 by the Investor), (b) is or has been independently developed by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 5.3; (iii) to any employee, director, officer or affiliate that has a need to know such information; or (iv) as may otherwise be required by law; provided that the Investor promptly notifies the Company of such disclosure and takes commercially reasonable steps to minimize the extent of any such required disclosure.

5.4 Termination of Information and inspection Covenants. The covenants set forth in Section 5.1 shall terminate and be of no further force or effect immediately prior to the consummation of the sale of shares of Common Stock in the Initial Public Offering or when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event occurs first.

SECTION 6

PURCHASE RIGHTS

6.1 Right to Purchase. The Company hereby grants to the Investor the right to purchase its pro-rata proportion of all or any part of New Securities which the Company may, from time to time, propose to sell or issue. Subject to the terms and conditions specified in this Section 6.1, and applicable securities laws, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to the Investor in accordance with the following provisions of this Section 6.1.

(a) The Company shall deliver a notice (the “Offer Notice”) in accordance with the provisions of Section 9.7 hereof, to the Investor stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification received by the Company, within twenty Business Days after the Offer Notice is given to the Investor, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to the Investor’s pro-rata proportion of such New Securities. The investor’s pro-rata proportion, for purposes of this Agreement, shall equal the proportion that the number of shares of Common Stock issued and held (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock then held), by the Investor bears to the total number of shares of Common Stock of the Company then issued and outstanding (on an as-converted basis).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained by the Investor as provided in Section 6.1(b) hereof, the Company may, during the ninety day period following the expiration of the period provided in Section 6.1(b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investor in accordance with this Section 6.1.

(d) The right of first offer in this Section 6.1 shall not be applicable to the following issuances of securities: (i) in connection with a stock split or dividend, or a recapitalization or reorganization of the Company; (ii) pursuant to an employee stock option plan, stock purchase plan, or similar benefit program or agreement, where the primary purpose is not to raise additional equity capital for the Company; (iii) securities issued as direct consideration in connection with a bona fide business acquisition by the Company (whether by merger, consolidation or otherwise); (iv) upon the exercise of warrants or options, or upon the conversion of convertible securities, outstanding as of the date hereof or as to which the Investor has been previously offered the right to participate as contemplated by this Section 6.1; and (v) securities issued in a transaction registered under the Securities Act.

6.2 Termination. The provisions of this Section 6 shall terminate upon the consummation of the Initial Public Offering.

SECTION 7

ADDITIONAL COVENANTS

7.1 Bank Holding Company Act. The Company will not knowingly take any action which would reasonably be expected to pose a substantial risk that the Investor or any of its Affiliates will become a “bank holding company” under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the rules and regulations promulgated thereunder, including, without limitation, undertaking any redemption, recapitalization or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock, in each case, where the Investor is not given the right to participate in such redemption, recapitalization or repurchase to the extent of the Investor’s pro-rata proportion; provided, however, that the Company shall not be deemed to have violated this Section 7.1 if it has given the Investor the opportunity to participate in such redemption, recapitalization or repurchase to the extent of the Investor’s pro-rata proportion and the Investor fails to so participate,

7.2 Transactions with Affiliates of the Investor. The Company will provide at least ten Business Days written notice to the Investor prior to entering into any transaction with a Person known to the Company in advance to be “controlled” by the Investor or any of its Affiliates within the meaning of the BHC Act, other than transactions in the ordinary course of business.

7.3 Termination of Covenants. The covenants set forth in Section 7.1 and Section 7.2 shall terminate and be of no further force or effect on the date that the Investor ceases to be the record or beneficial holder of any of the Original Securities.

SECTION 8

INDEMNIFICATION AND CONTRIBUTION

8.1 Indemnification and Contribution. Upon the registration of the Registrable Securities pursuant to Section 2 or 3 hereof:

(a) Indemnification by the Company. The Company shall indemnify and hold harmless the Investor and each of its officers and directors and each Person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such person being sometimes referred to as an “Indemnified Person”) against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are to be registered under the Securities Act, or any Prospectus contained therein or furnished by the Company to any Indemnified Person, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company hereby agrees to reimburse such Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided however, that the Company shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person expressly for use therein.

(b) Indemnification by the Investor. The Investor agrees, upon exercise of its registration rights pursuant to Section 2 or 3, to (i) indemnify and hold harmless the Company, its directors, officers who sign any Registration Statement and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information famished to the Company by the Investor expressly for use therein, and (ii) reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Notices of Claims, Etc. Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify such indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section 8, except to the extent that the indemnifying party demonstrates that it is materially prejudiced by the indemnified party’s failure to give such notice to the indemnifying party within a reasonable time of the commencement of any such action and shall not relieve the indemnifying party of any other obligation or liability that it may have to the indemnified party otherwise than under this Section 8. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and. to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party under this Section 8 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b)

above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent such fees or expenses were incurred prior to an indemnifying party’s election to assume the defense of such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding any other provision of this Section 8, in no event will the Investor be required to undertake liability to any Person under this Section 8 for any amounts in excess of the dollar amount of the proceeds to be received by the Investor from the sale of the Investor’s Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) pursuant to any Registration Statement under which such Registrable Securities are to be registered under the Securities Act.

(f) The obligations of the Company under this Section 8 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and the obligations of any Indemnified Person under this Section 8 shall be in addition to any liability which such Indemnified Person may otherwise have to the Company. The remedies provided in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to an indemnified party at law or in equity.

SECTION 9

MISCELLANEOUS

9.1 Subsequent Agreements. In the event that the Company enters into any other agreement or understanding, whether written or oral, with any securityholder or prospective securityholder, other than the Investor or any of its Affiliates, which includes any registration rights, information rights or other material rights or benefits (other than rights or benefits which address legal, regulatory or other similar requirements that are peculiar to a particular securityholder or prospective securityholders and which could not reasonably be viewed as being material to the Investor or any of its Affiliates, if received by it or any of its Affiliates), the Company shall promptly provide the Investor with a copy of such other agreement, or an accurate written summary thereof if such agreement is oral, and will offer the Investor the right, exercisable for a period of at least 10 Business Days, to modify the terms of this Agreement to include, at the Investor’s option, some or all of the terms applicable to such other securityholder or prospective securityholder.

9.2 Transfer of Registration Rights. The right to cause the Company to register securities granted by the Company under Sections 2 and 3 may be assigned (but only with all related obligations) by the Investor to one or more of its Affiliates; provided, that the Company is given written notice by the Investor at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee, identifying the securities with respect to which such registration rights are being assigned and providing the written agreement of said transferee to be bound by and subject to all of the terms and conditions of this Agreement.

9.3 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2 or 3 with respect to any Request or Requests made by the Investor after the date that is three years after the Company’s Initial Public Offering.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws rules thereof.

9.5 Assignment; Successors and Assigns. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other; provided, however, that the Investor may assign its rights and corresponding obligations (but only together with the associated obligations) hereunder, in whole or in part, (i) to any Affiliate of the Investor, or (ii) to any Person who purchases from the Investor no less than 7% of the Company’s then outstanding shares of Common Stock (on an as converted basis) (such Affiliate or Person being, for the purposes of this Agreement, a “Permitted Transferee”). Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

9.6 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof, and this Agreement shall supersede and cancel all prior agreements between the parties hereto with regard to the subject matter hereof, and in particular, but without limiting the generality of the foregoing, it shall supersede the entire registration rights, preemptive rights, rights of first refusal or any and all similar rights held by the Investor prior to the execution of this Agreement.

9.7 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed:

If to the Investor, at:

Goldman, Sachs & Co.

One New York Plaza, 47th Floor

New York, NY 10004

Facsimile:    (212) 493-1814

Attention:    Christopher Dawe

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile:    (212) 558-3588

Attention:    Michael T. Escue

If to the Company, at:

First American Financial Holdings, Inc.

111 Tenth Avenue South, Suite 400

Nashville, TN 37203

Facsimile:    (615) 770-2969

Attention:    G. Kent Cleaver

or at such other address as either party shall have furnished to the other in writing. All such notices and other written communications shall be effective (i) if mailed, seven (7) days after mailing, (ii) if delivered, upon delivery, or (iii) if faxed, within one Business Day after transmission.

9.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party hereto upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.9 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The parties hereto agree to replace any such provision with a valid provision that reflects as closely as possible the intent and spirit of the invalid provision.

9.10 Specific Performance. The parties hereto acknowledge that the obligations undertaken by them hereunder are unique and that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to (i) compel specific performance of the obligations, covenants and agreements of any other party under this Agreement in accordance with the terms and conditions of this Agreement and (ii) obtain preliminary injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement in any court of the United States or any State thereof having jurisdiction; provided, however, that the Investor shall not have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as a result of any controversy that might arise with respect to the interpretation or implementation of Sections 2 or 3 hereof.

9.11 Titles and Subtitles. The titles of the Sections, sections and paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(Next Page is Signature Page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

FIRST AMERICAN FINANCIAL HOLDINGS, INC.

By:

	Name:	RONALD L. SAMUELS
	Title:	CHAIRMAN, PRESIDENT & CEO

GOLDMAN, SACHS & CO., on behalf of its Principal Strategies Group

By:
Name:
Title:

February 15, 2007

First American Financial Holdings, Inc.

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

FIRST AMERICAN FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

GOLDMAN, SACHS & CO., on behalf of its Principal Strategies Group

By:

	Name:	GAURAV BHANDARI
	Title:	Managing Director

February 15, 2007

First American Financial Holdings, Inc.

Signature Page to Investor Rights Agreement